Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-205864 on Form S-8 of OpGen, Inc. of our report, which includes an explanatory paragraph related to OpGen, Inc.’s ability to continue as a going concern, dated March 29, 2016, on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2015 and 2014 and for the years then ended, included in this Annual Report on Form 10-K of OpGen, Inc. for the year ended December 31, 2015.

/s/ CohnReznick LLP

Vienna, Virginia
March 29, 2016